PRESS RELEASE

April 19, 2006

(10:00 am for Immediate Release)

Chemung Financial Reports 1st Quarter Earnings

Chemung Financial Corporation, the parent holding company of Chemung Canal Trust Company and CFS Group, Inc., has reported first quarter 2006 unaudited net income of $1.597 million, a 1.1% increase over year-earlier results of $1.580 million. Earnings per share for the quarter totaled $0.44 as compared with $0.42 a year ago, an increase of 4.8% on approximately 53,000 fewer average shares outstanding.

In a prepared statement released this morning, Jan P. Updegraff, President & CEO, stated:

"The improvement in our first quarter net income compared to the first quarter of last year resulted principally from increases in net interest income and non-interest income, as well as a reduction in the provision for loan losses. These positive results were offset to some extent by an increase in operating expenses.

Net interest income for the first quarter of 2006 was $75 thousand higher than the corresponding period in 2005, with our net interest margin increasing 4 basis points to 3.71%. This increase was primarily due to a $37.3 million increase in average loans and a decrease in lower yielding federal funds and investment securities. The increase in average loans is reflective of the loan growth we have experienced over the past twelve months in all segments of the loan portfolio, with average business loans increasing $15.4 million, and average consumer loans and mortgages increasing $11.5 million and $10.4 million, respectively.

A $200 thousand decrease in the provision for loan losses reflects the adequacy of our allowance for loan losses in light of the continuing reduction in the level of non-performing loans.

Non-interest income rose $295 thousand or 10.0% compared to the first quarter of 2005, due in large part to increases in service charges, revenue from the Corporation's equity investment in Cephas Capital Partners, LP, a Small Business Investment Company limited partnership, higher Trust and Investment Center fee income and higher debit card interchange fee income.

A $524 thousand or 8.1% increase in operating expenses was primarily due to increases in personnel related, data processing and occupancy expenses, with the overall expense increase partially related to the Corporation's expansion into Tompkins and Broome counties during 2005, with a second office expected to open in Tompkins County during the second quarter of this year."

The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation's actual operating results to differ materially.